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                                                                     Exhibit 3.5


                              CERTIFICATE OF AMENDMENT
                                         OF
                 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                         OF
                          SCRIPTGEN PHARMACEUTICALS, INC.


     SCRIPTGEN PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:

     FIRST: That, pursuant to the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, the Board of Directors, by unanimous written consent dated December 12, 1997, adopted the following resolution:

               RESOLVED, that, prior to the consummation of the Corporation's proposed initial public offering, an amendment to the Corporation's Amended and Restated Certificate of Incorporation in substantially the following form be, and it hereby is, proposed and declared advisable, which amendment shall add to the end of the first full paragraph of ARTICLE FOURTH the following sentence:

          "Effective upon the filing of this amendment to the Corporation's Certificate of Incorporation (the "Effective Time"), all shares of Common Stock (the "Old Common Stock") issued and outstanding (including any treasury shares) immediately prior to the time of such filing shall be automatically converted into a lesser number of fully paid and non-assessable shares of Common Stock (the "New Common Stock"), at a rate of 3.07459 shares of Old Common Stock for each share of New Common Stock, subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation or, following an initial public offering of the Common Stock, the Corporation's Transfer Agent, for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof, in each case rounding up any fractional share interest in the New Common Stock into one whole share of New Common


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                                                                      Page 2


          Stock. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or script representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that no stockholder shall receive more than one share of New Common Stock due to rounding of fractional share interests. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Time the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law."

     SECOND: That the stockholders of the Corporation, in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, by written consents dated as of December 16, 1997, approved the amendment of the Corporation's Amended and Restated Certificate of Incorporation as set forth above.


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                                                                      Page 3


     IN WITNESS WHEREOF, SCRIPTGEN PHARMACEUTICALS, INC. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its President and attested by its Secretary
this      day of               , 1998.


                                   By: ____________________________________
                                       Mark T. Weedon, President
                                       and Chief Executive Officer


Attest: ___________________________
        Karen A. Hamlin, Secretary